Exhibit 99.1

Contact:	Randy Giles Chief Financial Officer (301) 581-5687

Drew Asher SVP, Corporate Finance (301) 581-5717

Coventry Health Care Initiates Quarterly Cash Dividend

BETHESDA, Md. (March 12, 2012) – Coventry Health Care, Inc. (NYSE: CVH) announced today that its Board of Directors has approved the initiation of a quarterly cash dividend to its shareholders.

An initial quarterly cash dividend of $0.125 per common share will be paid on April 9, 2012 to all shareholders of record as of the close of business on March 23, 2012. Future declarations of quarterly dividends will be subject to the approval of Coventry’s Board of Directors.

“We are very pleased to announce the first cash dividend paid to shareholders in the Company’s history,” said Allen F. Wise, chairman and chief executive officer of Coventry. “This dividend reflects Coventry’s commitment to effective capital deployment and to growing shareholder value.  The quality and strength of our balance sheet provides the flexibility to continue to pursue strategic growth opportunities and maintain our share repurchase program while also returning capital to shareholders in the form of a dividend.  We continue to be optimistic about our long-term growth prospects and remain committed to investing the majority of our deployable capital towards the pursuit of future growth opportunities.”

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are defined as statements that are not historical facts and include those statements relating to future events or future financial performance, including the guidance herein. Actual performance may be significantly impacted by certain risks and uncertainties including those described in Coventry’s Annual Report on Form 10-K for the year ended December 31, 2011, and Coventry’s subsequent filings with the Securities and Exchange Commission.  Coventry undertakes no obligation to update or revise any forward-looking statements.

Coventry Health Care (www.coventryhealthcare.com) is a diversified national managed healthcare company based in Bethesda, Maryland, operating health plans, insurance companies, network rental and workers’ compensation services companies.  Coventry provides a full range of risk and fee-based managed care products and services to a broad cross section of individuals, employer and government-funded groups, government agencies, and other insurance carriers and administrators.